Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2025 RESULTS AND RECENT DEVELOPMENTS

Completed $423 Million in New Investments Year-to-Date through April

Increases Full Year Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – May 1, 2025 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2025.

FIRST QUARTER 2025 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $112 million, or $0.33 per common share, compared to $69 million, or $0.27 per common share, for Q1 2024.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $184 million, or $0.62 per common share, on 295 million weighted-average common shares outstanding, compared to $153 million, or $0.60 per common share, on 257 million weighted-average common shares outstanding, for Q1 2024.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $221 million, or $0.75 per common share, compared to $176 million, or $0.68 per common share, for Q1 2024.
●	Funds Available for Distribution (“FAD”) for the quarter of $211 million, or $0.71 per common share, compared to FAD of $168 million, or $0.65 per common share, for Q1 2024.
●	Completed approximately $78 million in Q1 new investments consisting of $58 million in real estate acquisitions and $20 million in real estate loans.
●	Issued 7 million common shares in Q1 for gross proceeds of $264 million.
●	Inspir Embassy Row development in Washington D.C. placed into service in February 2025.
●	Repaid $400 million of senior unsecured notes due January 15, 2025.
●	Completed $344 million in real estate acquisitions in April 2025.
●	Extended the maturity date of the $1.45 billion unsecured revolving credit facility to October 30, 2025.
●	Repaid a $50 million term loan on April 29, 2025.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased with our first quarter results, as we continue to grow FAD per share, while further de-levering the balance sheet. We have accretively invested approximately $423 million year-to-date through April 30th and, as a result, we are increasing our 2025 AFFO guidance to be between $2.95 and $3.01 per share from our previous guidance of between $2.90 and $2.98 per share.”

Mr. Pickett continued, “In March, Genesis did not pay its contractual rent of $4.2 million, and we partially pulled a letter of credit to cover the full shortfall. Genesis paid full contractual rent in April and has remained current on all interest obligations on our secured term loan. Genesis’s management has indicated that their current liquidity issues stem from a tightening of their borrowing base by their asset-based lender, as well as professional liability obligations. We believe Omega’s credit position with Genesis remains strong, with our trailing 12-month EBITDAR coverage exceeding 1.6x, as well as significant collateral behind our $118 million term loan.”

Mr. Pickett concluded, “Overall, the backdrop continues to be favorable. Operating metrics remain strong, with both occupancy and coverage modestly improving in the quarter. The pipeline remains very active, and we have a cost of capital that should allow us to continue to accretively invest.”

FIRST QUARTER 2025 RESULTS

Revenues – Revenues for the quarter ended March 31, 2025 totaled $276.8 million, a $33.5 million increase over the same period in 2024. The increase resulted from (i) revenue from new investments completed throughout 2024 and 2025, (ii) 2024 portfolio restructurings and transitions, and (iii) annual escalators.

Expenses – Expenses for the quarter ended March 31, 2025 totaled $175.3 million, a $1.2 million increase over the same period in 2024. The increase primarily resulted from increases in (i) severance expense, (ii) depreciation and amortization expense and (iii) general and administrative expense, partially offset by decreases in (i) impairment on real estate properties, (ii) provision for credit losses, (iii) interest expense, (iv) interest – amortization of deferred financing costs and (v) acquisition, merger and transition related costs.

Other Income and Expense – Other income for the quarter ended March 31, 2025 totaled $13.1 million, a $10.5 million increase over the same period in 2024. The increase resulted from (i) an increase in gain on assets sold and (ii) a decrease in loss on debt extinguishment, partially offset by a decrease in other income – net.

Net Income – Net income for the quarter ended March 31, 2025 totaled $112.1 million, a $42.7 million increase over the same period in 2024. The net increase primarily resulted from the aforementioned (i) $33.5 million increase in total revenue and (ii) $10.5 million increase in other income, along with a $1.0 million increase in income from unconsolidated joint ventures, partially offset by the aforementioned $1.2 million increase in total expenses and a $1.0 million increase in income tax expense.

2025 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – LaVie Care Centers, LLC (“LaVie”) paid its full monthly contractual rent from June 2024 through April 2025, which increased from $3.0 million in January 2025 to $3.1 million in February 2025. As previously disclosed, LaVie filed for Chapter 11 bankruptcy protection in June 2024. Omega committed $10.0 million of debtor-in-possession financing to LaVie in order to support sufficient liquidity to effectively operate its facilities during bankruptcy. The final $4.0 million of the $10.0 million commitment was funded during the first quarter.

Maplewood – In the first quarter of 2025, Maplewood Senior Living (“Maplewood”) paid $15.6 million in rent (compared to $12.3 million in the fourth quarter). The Inspir Embassy Row facility in Washington, D.C. opened in February 2025 and resulted in $2.1 million of the incremental rent. In April 2025, Maplewood paid $5.8 million in rent, of which Embassy Row represented $1.05 million.

Genesis – In March 2025, Genesis Healthcare, Inc. (“Genesis”) failed to make its rent payment due under its lease agreement and the interest payment due under one of its three loan agreements. Genesis did pay its full contractual interest payments on its other two secured loan agreements. The Company drew $4.3 million on a $7.8 million letter of credit held as collateral. In the first quarter of 2025, the Company recorded rental income of $12.5 million, consisting of $8.3 million in contractual rent payments received and the $4.2 million letter of credit application. Additionally, the Company recorded interest income of $4.2 million related to the three loans in the first quarter, which included $0.1 million from the application of the letter of credit. The Company has $3.5 million remaining under the letter of credit as collateral. In April 2025, Genesis paid its full contractual rent and interest of $4.8 million.

New Investments:

The following table presents investment activity:

	Three Months Ended
Q1 Investment Activity ($000’s)	March 31, 2025
	$ Amount	%
Real property	$58,303	74.4%
Real estate loans receivable	20,047	25.6%
Total real property and loan investments	$78,350	100.0%

$58 Million in Real Estate Acquisitions – In two separate first quarter transactions, the Company acquired six facilities for aggregate consideration of $58.3 million and leased them to one existing operator and one new operator. The investments have a weighted average initial annual cash yield of 10.0% with annual escalators ranging from 2.0% to 2.5%.

$20 Million in Real Estate Loans – In two separate first quarter transactions, the Company funded $20.0 million in two mortgage loans. The loans have a weighted average interest rate of 10.8% and maturity dates ranging from February 2026 through June 2030.

$344 Million in April 2025 Real Estate Acquisitions – In April 2025, the Company acquired 45 facilities in the U.K. and Jersey for £259.8 million ($344.2 million) and leased the facilities to four existing and two new operators with annual rent of £25.9 million (approximately $34.4 million) with annual escalators of 1.7% that ultimately increase to 2.5% after year 5.

Asset Sales

$121 Million in Asset Sales – In the first quarter of 2025, the Company sold 27 facilities for $120.9 million in cash, recognizing a gain of $10.1 million.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended December 31, 2024	50.4%	27.6%	22.0%
Three-months ended September 30, 2024	52.7%	28.2%	19.1%
Three-months ended June 30, 2024	53.2%	28.9%	17.9%
Three-months ended March 31, 2024	52.7%	30.0%	17.3%
Three-months ended December 31, 2023	55.3%	28.0%	16.7%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see First Quarter 2025 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended December 31, 2024	81.8%	1.88x	1.51x
Twelve-months ended September 30, 2024	81.2%	1.87x	1.50x
Twelve-months ended June 30, 2024	80.9%	1.85x	1.49x
Twelve-months ended March 31, 2024	80.2%	1.78x	1.42x
Twelve-months ended December 31, 2023	79.6%	1.69x	1.33x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the common shares issued in the first quarter of 2025:

		Dividend
		Reinvestment and
	At-the-Market	Common Stock
	Program	Purchase Plan
	Q1 2025

Number of shares (000’s)	4,390	2,667
Average price per share	$37.46	$37.40
Gross proceeds ($000’s)	$164,449	$99,751

BALANCE SHEET AND LIQUIDITY

As of March 31, 2025, the Company had $4.5 billion in outstanding indebtedness with a weighted-average annual interest rate of 4.6%. The Company’s indebtedness consisted of an aggregate principal amount of $3.8 billion of senior unsecured notes, $478.5 million of unsecured term loans and $237.6 million of secured debt. As of March 31, 2025, total cash and cash equivalents were $368.0 million, and the Company had $1.45 billion of undrawn capacity under its unsecured revolving credit facility.

$400 Million Note Repayment – On January 15, 2025, the Company repaid its $400.0 million 4.50% senior notes that matured on January 15, 2025, using balance sheet cash.

$50 Million Term Loan Repayment – In April 2025, the Company repaid its $50.0 million term loan that matured April 30, 2025, using balance sheet cash.

Revolving Facility Extension – In April 2025, the maturity date of the Company’s $1.45 billion unsecured revolving credit facility was extended to October 30, 2025 from April 30, 2025. The Company has one remaining extension option to extend the maturity of the facility to April 30, 2026.

DIVIDENDS

On April 23, 2025, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 15, 2025, to common stockholders of record as of the close of business on May 5, 2025.

2025 AFFO GUIDANCE INCREASED

The Company increased its expected 2025 Adjusted FFO range to be between $2.95 to $3.01 per diluted share from the previous range of $2.90 to $2.98 per diluted share. The Company's revised Adjusted FFO guidance for 2025 includes Q1 2025 actuals and the impact of $423 million in new investments completed through April 2025 and assumes quarterly G&A expense of approximately $12 million to $14 million, repayment of a $50 million term loan in April, repayment of a $238 million secured mortgage loan in November 2025, balance sheet cash of approximately $600M at December 31, 2025, no material changes in market interest rates, that no additional operators are placed on a cash-basis for revenue recognition and Genesis continues to pay its full contractual obligations. The Company holds $247 million mortgages and other real estate-backed investments that are set to mature in 2025. The revised guidance assumes that $84 million of these investments will be converted from loans to fee simple real estate, $68 million will be repaid by the end of 2025, and the remaining balance will be extended beyond 2025. The revised guidance also assumes the $344 million in new investments completed in April are funded with equity issuances. The guidance excludes any additional acquisitions and asset sales, certain revenue and expense items, interest refinancing expenses, acquisition costs, capital market activity and additional provisions for credit losses, if any.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its First Quarter 2025 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, May 2, 2025, at 10 a.m. Eastern time to review the Company’s 2025 first quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (800) 715-9871. The international toll-free dial-in number is +1 (646) 307-1963. The conference ID number is 1388157. All phone participants are asked to dial in 15 minutes prior to the start of the call to ensure connectivity.

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 1Q 2025 Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) the timing of our operators’ recovery from staffing shortages, increased costs and decreased occupancy resulting from inflation and the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic and the sufficiency of previous government support and current reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including potential changes to Medicaid or Medicare reimbursements, state regulatory initiatives or minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting real estate investment trusts (“REITs”), including as the result of any policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry and in jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and the impacts of inflation and changes in global tariffs; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,499,035	$7,342,497
Land	1,087,663	996,701
Furniture and equipment	519,025	510,106
Construction in progress	6,820	210,870
Total real estate assets	9,112,543	9,060,174
Less accumulated depreciation	(2,779,419)	(2,721,016)
Real estate assets – net	6,333,124	6,339,158
Investments in direct financing leases – net	—	9,453
Real estate loans receivable – net	1,406,189	1,428,298
Investments in unconsolidated joint ventures	88,691	88,711
Assets held for sale	—	56,194
Total real estate investments	7,828,004	7,921,814
Non-real estate loans receivable – net	329,656	332,274
Total investments	8,157,660	8,254,088

Cash and cash equivalents	367,957	518,340
Restricted cash	36,115	30,395
Contractual receivables – net	14,036	12,611
Other receivables and lease inducements	263,008	249,317
Goodwill	644,063	643,664
Other assets	222,899	189,476
Total assets	$9,705,738	$9,897,891

LIABILITIES AND EQUITY
Revolving credit facility	$—	$—
Secured borrowings	248,288	243,310
Senior notes and other unsecured borrowings – net	4,197,975	4,595,549
Accrued expenses and other liabilities	327,452	328,193
Total liabilities	4,773,715	5,167,052

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 350,000 shares, issued and outstanding – 286,238 shares as of March 31, 2025 and 279,129 shares as of December 31, 2024	28,623	27,912
Additional paid-in capital	8,179,841	7,915,873
Cumulative net earnings	4,195,939	4,086,907
Cumulative dividends paid	(7,706,034)	(7,516,750)
Accumulated other comprehensive income	42,566	22,731
Total stockholders’ equity	4,740,935	4,536,673
Noncontrolling interest	191,088	194,166
Total equity	4,932,023	4,730,839
Total liabilities and equity	$9,705,738	$9,897,891

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Rental income	$228,375	$203,204
Real estate tax and ground lease income	3,803	3,717
Real estate loans interest income	33,162	28,739
Non-real estate loans interest income	9,954	7,097
Miscellaneous income	1,491	542
Total revenues	276,785	243,299

Expenses
Depreciation and amortization	79,875	74,557
General and administrative	13,321	11,794
Real estate tax and ground lease expense	3,826	4,309
Stock-based compensation expense	9,210	9,227
Severance expense	9,011	—
Acquisition, merger and transition related costs	1,464	2,603
Impairment on real estate properties	1,235	5,292
Provision for credit losses	5,092	8,470
Interest expense	50,900	54,144
Interest – amortization of deferred financing costs	1,380	3,676
Total expenses	175,314	174,072

Other income (expense)
Other income – net	3,047	5,276
Loss on debt extinguishment	—	(1,283)
Gain (loss) on assets sold – net	10,075	(1,391)
Total other income	13,122	2,602

Income before income tax expense and income from unconsolidated joint ventures	114,593	71,829
Income tax expense	(3,611)	(2,581)
Income from unconsolidated joint ventures	1,078	98
Net income	112,060	69,346
Net income attributable to noncontrolling interest	(3,028)	(1,985)
Net income available to common stockholders	$109,032	$67,361

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.34	$0.27
Diluted:
Net income available to common stockholders	$0.33	$0.27
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Net income (1)	$112,060	$69,346
(Deduct gain) add back loss from real estate dispositions	(10,075)	1,391
Sub-total	101,985	70,737
Elimination of non-cash items included in net income:
Depreciation and amortization	79,875	74,557
Depreciation - unconsolidated joint ventures	683	2,536
Add back provision for impairments on real estate properties	1,235	5,292
Nareit funds from operations (“Nareit FFO”)	$183,778	$153,122

Weighted-average common shares outstanding, basic	283,015	246,071
Restricted stock and PRSUs	3,703	3,756
Omega OP Units	8,210	7,437
Weighted-average common shares outstanding, diluted	294,928	257,264

Nareit funds from operations available per share	$0.62	$0.60

Adjustments to calculate adjusted funds from operations
Nareit FFO	$183,778	$153,122
Add back:
Straight-line rent and other write-offs (2)	10,000	—
Stock-based compensation expense	9,210	9,227
Severance expense (3)	9,011	—
Non-cash provision for credit losses	7,579	9,640
Acquisition, merger and transition related costs	1,464	2,603
Other normalizing items, net (4)	355	243
Loss on debt extinguishment	—	1,283
Adjusted funds from operations (“AFFO”) (1)(5)	$221,397	$176,118

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$3,187	$3,197
Capitalized interest	(751)	(1,518)
Non-cash revenue	(13,022)	(9,880)
Funds available for distribution (“FAD”) (1)(5)	$210,811	$167,917

(1)	The three months ended March 31, 2025 and 2024 include the application of $4.3 million and $0.5 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The three months ended March 31, 2025 includes a $10.0 million lease inducement recorded as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	Includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	For the quarter ended March 31, 2025, Non-cash expense is not adjusted to include $2.4 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.